EXHIBIT 10.6

AMENDMENT TO THE
HOMESTREET, INC. 401(k) SAVINGS PLAN

HomeStreet, Inc. pursuant to Article XIII, Paragraph A, of the HomeStreet, Inc. 401(k) Savings Plan (the “Plan”) hereby amends the Plan in the following respects, effective as of January 1, 2015, unless otherwise stated herein.

1.    The preamble is hereby amended to add the following recital:

Whereas, the Board of Directors of HomeStreet, Inc. amended this Plan generally effective January 1, 2015, (1) to create the Stock Rollover Account, a sub-account of the Rollover Account, in order to permit Employees to roll over in-kind Employer Stock into this Plan from a qualified retirement plan (the “Acquired Company’s Plan”), (2) to permit incoming in-kind rollovers of outstanding participant loan balances and loan promissory notes from the Acquired Company’s Plan, (3) to revise the definition of compensation for Plan contribution purposes when a participant terminates employment, and (4) to reflect the delegation of authority to the Administrative Committee to adopt amendments to the Plan that are required by applicable law or are administrative in nature.

2.    The fourth subparagraph of Article II, Paragraph F, as previously amended, is hereby amended to replace the first sentence thereof with the following:
Effective November 1, 2014, Compensation for purposes of Plan contributions shall include Compensation received during the Participant’s applicable post-severance period only if such Compensation is included in the paycheck received immediately following the Participant’s termination of employment, and only to the extent such Compensation is included in the definition of Compensation for 415 purposes below, and unless otherwise excluded under this Article II, Paragraph F, of the Plan.

3.    The first paragraph of Article XI, Paragraph A, is hereby amended to read as follows:
Investment of Employee Pre-Tax Contribution Accounts, Participant-Directed Profit Sharing Accounts, Employer Matching Contribution Accounts, and Rollover Accounts. For investment purposes, each Participant shall have the right to allocate contributions made to his Employee Pre-Tax Contribution Account, Participant-Directed Profit Sharing Account, Employer Matching Contribution Account, Employer Stock Account, and Rollover Account, if any, among Plan investment Funds selected by the Committee, in accordance with rules adopted by the Committee and uniformly applied. The Employer Stock Account includes stock transferred from the ESOP as well as additional investments directed by the Participant. The Stock Rollover Account, a subaccount of the Rollover Account defined in Article XVIII, similarly includes Employer Stock rolled over from an Acquired Company’s Plan. Ownership of Employer Stock is subject to a limitation equal to ten percent (10%) of an employee’s total account balance. If a Participant owns more than ten percent (10%) after Employer Stock is transferred from the Employer Stock Ownership Plan to the Employer Stock Account or rolled over from the Acquired Company’s Plan to the Stock Rollover Account, such Participant may sell, but not purchase, Employer Stock until such Participant’s Employer Stock percentage is reduced below ten percent (10%). Purchases and sales of Employer Stock shall be subject to such restrictions as to volume and time of sale as are necessary to avoid influencing the market for such common stock under the Securities Exchange Act of 1934, insider training, and other securities laws. A Participant may transfer amounts in such Accounts from one investment Fund to another in such increments and at such times as shall be provided by rules adopted by the Committee and uniformly applied. With respect to the assets in such Accounts of Participants who do not allocate contributions on their behalf among those Plan investment Funds, such assets shall be invested in the Plan investment Fund(s) selected by the Committee.

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4.    Article XIII, Paragraph A, is hereby amended to add the following subparagraph to the end thereof:
Subject to the provisions set forth above, the Board delegates to the Committee the right to make amendments to the Plan that are administrative in nature.  An amendment will be considered an administrative amendment properly within the delegated authority of the Committee if the amendment is required by a change in the law, or is of an administrative nature which does not make major Plan design changes, affect Plan eligibility, or change the benefit or contribution formulas.  Any such amendment shall be effective as of the date established by the Committee.

5.    Article XVIII, Paragraph A, is hereby amended to add the following paragraphs:
This Plan explicitly permits an Employee to roll over in-kind Employer Stock into this Plan provided that (1) such a rollover is made from a qualified retirement plan (the “Acquired Company’s Plan”), sponsored by an entity that is acquired by HomeStreet, Inc. or a member of its controlled group; and (2) as a result of such acquisition, the individual requesting the rollover becomes an Employee of Employer or a member of its controlled group. Any Employer Stock rolled over will be credited to a separate sub-account within the Rollover Account on behalf of the Employee. All references to the Rollover Account in this Plan shall hereinafter include this Stock Rollover Account sub-account.

This Plan may permit an in-kind rollover of an outstanding participant loan balance and loan promissory note, provided that (1) such a rollover is made from a qualified retirement plan (the “Acquired Company’s Plan”), sponsored by an entity that is acquired by HomeStreet, Inc. or a member of its controlled group, (2) as a result of such acquisition, the individual requesting the rollover becomes an Employee of Employer or a member of its controlled group; and (3) such individual rolls over 100% of his or her nonforfeitable account balance from the Acquired Company’s Plan to this Plan. Such rollovers shall be administered according to nondiscriminatory procedures established by the Committee. In the event of such a rollover, the Trustee of this Plan shall become the obligee of the participant loan promissory note. In all other respects, the loan shall continue to be administered in accordance with the terms of the existing participant loan promissory note and applicable law.

IN WITNESS WHEREOF, the Employer has caused this amendment to be adopted as of this _____ day of ___________________, 2014.

HOMESTREET, INC.

By _____________________________
Its ___________________________